Exhibit (a)(6)

CASH RESERVE FUND, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2))

Cash Reserve Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the shares of authorized capital stock of the Corporation currently designated as the “Prime Series” series is hereby changed to and redesignated as the “Deutsche Government Series” series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock changed and redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

THIRD: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on July 9-10, 2015, adopted resolutions approving the amendment to the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: These Articles of Amendment shall become effective on May 1, 2016.

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IN WITNESS WHEREOF, Cash Reserve Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 8th day of April 2016; and its Vice President acknowledges that these Articles of Amendment are the act of Cash Reserve Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	CASH RESERVE FUND, INC.

/s/ Hepsen Uzcan	/s/ John Millette
Hepsen Uzcan, Assistant Secretary	John Millette, Vice President

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